EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this registration statement of our report dated March 10, 1995 with respect to Flagship Bank and Trust Company (except with respect to the matters discussed in Notes 14 and 20, as to which the date is September 19, 1995) and to all references to our firm included in this registration statement.


s/  ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 5, 1996